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
                   Pomeroy Computer Resources, Inc.
             Exhibit 11 - Computation of Earnings Per Share
               (in thousands, except per share amounts)

                                                     Fiscal Years
                                              -------------------------
                                               1998     1999     2000
                                              -------  -------  -------
BASIC
Weighted average common shares
outstanding                                    11,466   11,728   12,201
                                              =======  =======  =======

Net income                                    $20,159  $24,882  $29,488
                                              =======  =======  =======

Net income per common share                   $  1.76  $  2.12  $  2.42
                                              =======  =======  =======

DILUTED
Weighted average common shares
outstanding                                    11,466   11,728   12,201

Dilutive effect of stock options outstanding
during the period                                 285       87      210

Total common and common equivalent
                                              -------  -------  -------
shares                                         11,751   11,815   12,411
                                              =======  =======  =======

Net income                                    $20,159  $24,882  $29,488
                                              =======  =======  =======

Net income per common share                   $  1.72  $  2.11  $  2.38
                                              =======  =======  =======

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